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Exhibit 4(l)(2)

Protective Life Insurance Company

PROTECTIVE LIFE INSURANCE COMPANY    /    P. O. BOX 2606    /    BIRMINGHAM, ALABAMA 35202

A STOCK COMPANY                STATE OF DOMICILE: TENNESSEE                (205-268-1000)

RESIDUAL DEATH BENEFIT ENDORSEMENT

The Company has issued this endorsement as a part of the policy to which it is attached ("the Policy"). There is no additional cost for this endorsement.

Notwithstanding any provision in the Policy to the contrary, in the event this endorsement is in force and as of the date all of the following conditions are met ("RDB Effective Date"):

  (1)
  The Policy has been in force at least twenty (20) Policy Years;

  (2)
  The Insured's Attained Age is at least sixty-five (65);

  (3)
  Withdrawals in an amount equal to the total premiums paid have been taken;

  (4)
  The Policy Debt is at least ninety-nine (99) percent of the Cash Value; and

  (5)
  The Policy Debt is greater than the Face Amount,

Any riders attached to the Policy shall terminate, any Variable Account Value shall be transferred to the Fixed Account and the Level Death Benefit or Increasing Death Benefit defined under the Policy shall be deemed to mean the following:

  Level Death Benefit—The Death Benefit shall be the greater of:

    (a)
    The Face Amount of insurance on the Insured's date of death;

    (b)
    a specified percentage of the greater of the Policy Debt or Policy Value on the date of the Insured's death as indicated on the Table of Percentages shown in the Death Benefit provision; or

    (c)
    The Policy Debt on the Insured's date of death plus ten thousand dollars ($10,000).

  Increasing Death Benefit—The Death Benefit shall be the greater of:

    (a)
    the Face Amount of insurance on the Insured's date of death plus the Policy Value on such date;

    (b)
    a specified percentage of the greater of the Policy Debt or Policy Value on the Insured's date of death as indicated on the Table of Percentages shown in the Death Benefit provision; or

    (c)
    The Policy Debt on the Insured's date of death plus ten thousand dollars ($10,000).

As of the RDB Effective Date, the Company shall no longer allow any:

  (a)
  Premium payments;

  (b)
  Withdrawals;

  (c)
  Policy Loans;

  (d)
  Face Amount changes; or

  (e)
  Death Benefit Option changes.

In addition, as of the RDB Effective Date, the Policy will not Lapse as of any Monthly Anniversary Day if and only if conditions (1) through (4) described above are met as of such Day.

Termination of Endorsement:    This endorsement shall terminate if the Policy terminates.

Signed for the Company as of the Policy Effective Date.

Secretary

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  Exhibit 4(l)(2)